SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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ROBERT HALF INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

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ROBERT HALF INTERNATIONAL INC.

2884 Sand Hill Road

Menlo Park, California 94025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held

Tuesday, May 2, 2006

9:00 A.M.

To the Stockholders:

The annual meeting of stockholders of ROBERT HALF INTERNATIONAL INC. (the “Company”) will be held at 9:00 a.m. on Tuesday, May 2, 2006 at The Westin Hotel—San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California, 94030. The meeting will be held for the following purposes:

1. To elect seven directors.

2. To ratify the appointment of PricewaterhouseCoopers LLP as auditors for 2006.

3. To vote on a stockholder proposal regarding sexual orientation and gender identity, if such proposal is presented by the stockholder at the meeting.

4. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Only stockholders of record at the close of business on March 10, 2006 are entitled to notice of, and to vote at, the meeting and any adjournment of the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

STEVEN KAREL
Secretary

Menlo Park, California

March 24, 2006

—IMPORTANT—

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED FORM AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE. ALTERNATIVELY, YOU MAY, IF YOU WISH, VOTE VIA THE INTERNET OR VIA TOLL-FREE TELEPHONE CALL FROM A TOUCH-TONE TELEPHONE IN THE U.S. BY FOLLOWING THE DIRECTIONS ON THE ENCLOSED FORM. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

THANK YOU FOR ACTING PROMPTLY.

ROBERT HALF INTERNATIONAL INC.

PROXY STATEMENT

INTRODUCTION

The enclosed proxy is solicited on behalf of the present Board of Directors (sometimes referred to as the “Board”) of Robert Half International Inc., a Delaware corporation (the “Company”), the principal executive offices of which are located at 2884 Sand Hill Road, Menlo Park, California 94025. The approximate date on which this proxy statement and the enclosed proxy are being mailed to the Company’s stockholders is March 24, 2006. The proxy is solicited for use at the annual meeting of stockholders (the “Meeting”) to be held at 9:00 a.m. on Tuesday, May 2, 2006, at The Westin Hotel—San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California, 94030. Only stockholders of record on March 10, 2006 will be entitled to notice of, and to vote at, the Meeting and any adjournment of the Meeting. Each share is entitled to one vote. At the close of business on March 10, 2006 the Company had outstanding and entitled to vote 171,145,054 shares of its common stock, $.001 par value (“Common Stock”).

A stockholder giving a proxy in the form accompanying this proxy statement has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered prior to the Meeting to the Secretary of the Company, by a duly executed proxy bearing a date later than the date of the proxy being revoked, or at the Meeting if the stockholder is present and elects to vote in person. Solicitation of proxies may be made by directors, officers or employees of the Company by telephone or personal interview as well as by mail. Costs of solicitation will be borne by the Company.

An automated system administered by the Company’s transfer agent will tabulate votes cast at the Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders or with respect to election of directors, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved or a nominee has been elected.

NOMINATION AND ELECTION OF DIRECTORS

Nominees of the Present Board of Directors

The By-Laws of the Company provide for a Board of Directors consisting of not fewer than six nor more than eleven directors. The size of the Board of Directors is presently set at seven and there are no vacancies. All of the nominees are presently directors of the Company. The present term of office of all directors will expire upon election of directors at the Meeting. The full Board of Directors will be elected at the Meeting to hold office until the next annual meeting and until their successors are elected.

Proxies cannot be voted for more than seven persons. Directors are elected by a majority of the votes of the shares present in person or represented by proxy and entitled to vote at the Meeting. Proxies solicited by the Board will be voted “FOR” the election of the nominees named below unless stockholders specify in their proxies to the contrary. Although the Board does not expect any nominee to become unavailable to serve as a director for any reason, should that occur before the Meeting, proxies will be voted for the balance of those named and such substitute nominee as may be selected by the Board.

The following table lists the name of each nominee for election as director (each of whom is a current member of the Board of Directors), his age at January 31, 2006 and the period during which he has served as a director.

Name	Age	Director Since
Andrew S. Berwick, Jr.	72	1981
Frederick P. Furth	71	1983
Edward W. Gibbons	69	1988
Harold M. Messmer, Jr.	59	1982
Thomas J. Ryan	81	1987
J. Stephen Schaub	65	1989
M. Keith Waddell	48	1999

Mr. Berwick has been President of Berwick-Pacific Corporation, a real estate development company, for more than the past five years. He is Chairman Emeritus of California Healthcare System.

Mr. Furth has been senior partner of The Furth Firm LLP, a law firm, for more than the past five years. He is the Proprietor of Chalk Hill Estate Winery, LLC and Chalk Hill Estate Vineyards, LLC and Chairman of the Board of the Furth Foundation.

Mr. Gibbons is owner and president of Gibbons & Co., Inc., a private merchant banking firm.

Mr. Messmer has been Chairman of the Board since 1988 and Chief Executive Officer since 1987. From 1985 through February 2004 he served as President. Mr. Messmer is a director of Health Care Property Investors, Inc.

Mr. Ryan has been Chairman of the Board of Directors and Chief Executive Officer of ISU International, a franchisor of independent insurance agents, since 1979.

Mr. Schaub has been President and owner of J.S. Schaub & Co., Inc., a firm engaged in investments and financial consulting, for more than the past five years.

Mr. Waddell has been Vice Chairman of the Board since 1999, President since February 2004 and Chief Financial Officer since 1988. He served as Vice President from 1986, when he joined the Company, until 1993, Treasurer from 1987 until February 2004 and Senior Vice President from 1993 until 1999.

The Board and Committees

The Board of Directors has standing Audit, Compensation, Nominating and Governance, and Executive Committees.

The Audit Committee, composed of Messrs. Berwick, Gibbons and Schaub, met four times during 2005. The functions of the Audit Committee include selecting the Company’s independent auditors (subject to stockholder ratification), approving the fees of the independent auditors, monitoring the qualifications and independence of the independent auditors, consulting with the independent auditors with regard to the plan of audit, the results of the audit and the audit report, conferring with the auditors with regard to the adequacy of internal accounting controls, and monitoring the effectiveness of the Company’s internal accounting function.

The Compensation Committee, currently composed of Messrs. Berwick, Furth and Ryan, met four times during 2005. The function of the Compensation Committee is to establish compensation policies for the Company’s senior officers and to administer compensation plans in which officers, directors and employees are eligible to participate.

The Nominating and Governance Committee, currently composed of Messrs. Berwick, Furth, Gibbons, Ryan and Schaub, met twice during 2005. The Nominating Committee’s role is to recommend candidates to fill any vacancy that may occur in the Board of Directors, develop and recommend corporate governance guidelines to the Board and oversee the evaluation of the Board and management.

The Executive Committee, currently composed of Messrs. Messmer, Furth and Ryan, did not meet during 2005. The Executive Committee has all of the powers of the Board of Directors, with certain specific exceptions required by Delaware law.

The Board met four times during 2005. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and of the committees of the Board on which he served that were held while he was a member thereof.

It is the Company’s policy that directors are expected to attend the Annual Meeting of Stockholders. All of the directors attended the 2005 Annual Meeting of Stockholders except for Mr. Furth, who was delayed by traffic and arrived shortly after the meeting was adjourned.

The Board of Directors has determined that each of the members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee has no material relationship with the Company and therefore is “independent” as defined by Section 303A of the Listed Company Manual of the New York Stock Exchange. In making such determination, the Board has adopted guidelines providing that any relationship with the Company shall be deemed to be not material if (a) the director meets the independence requirements set forth in Sections 303A.02(b)(i) through 303A.02(b)(v) of the New York Stock Exchange’s Listed Company Manual and (b) the relationship is not required to be disclosed pursuant to Item 404(b) of Regulation S-K adopted by the Securities and Exchange Commission. The Board of Directors has also determined that Edward W. Gibbons and J. Stephen Schaub, each of whom is a member of the Audit Committee, are each an “audit committee financial expert” and “independent” in accordance with the requirements of Item 401(h) of Securities and Exchange Commission Regulation S-K.

The Company’s independent directors meet regularly in executive session without management. Mr. Gibbons, Chairman of the Nominating and Governance Committee, presides at such meetings.

Executive Officers

The following table lists the name of each current executive officer of the Company, his or her age at January 31, 2006, and his or her current positions and offices with the Company:

Name	Age	Office
Harold M. Messmer, Jr.	59	Chairman of the Board and Chief Executive Officer
M. Keith Waddell	48	Vice Chairman of the Board, President and Chief Financial Officer
Paul F. Gentzkow	50	President and Chief Operating Officer-Staffing Services
Robert W. Glass	47	Executive Vice President, Corporate Development
Steven Karel	55	Vice President, Secretary and General Counsel
Michael C. Buckley	39	Vice President-Finance and Treasurer

Mr. Gentzkow has been President and Chief Operating Officer-Staffing Services since February 2004. From 2000 until February 2004, he served as Executive Vice President, Operations. For more than five years prior to his election as an executive officer, he served as Director of Field Operations.

Mr. Glass has been Executive Vice President, Corporate Development since February 2004. From 1993 until February 2004, he served as Senior Vice President, Corporate Development. From 1987 until 1993 he served as Vice President.

Mr. Karel has been Vice President and General Counsel of the Company since 1989 and Secretary since 1993.

Mr. Buckley has been Vice President-Finance and Treasurer since February 2004. He has been Vice President since 2001 and served as Controller, Corporate Accounting from 1999 until February 2004. From 1995 through 1999, he held various other positions with the Company.

The executive officers of the Company are also officers of the Company’s wholly owned subsidiaries.

All of the executive officers serve at the pleasure of the Board of Directors. Mr. Messmer has an employment agreement with the Company to serve as Chairman and Chief Executive Officer. In addition, severance agreements have been entered into with certain executive officers. See the discussion under “Compensation of Executive Officers” below.

There are no family relationships between any of the directors or executive officers.

BENEFICIAL STOCK OWNERSHIP

The following table sets forth information as of February 28, 2006, concerning beneficial ownership of Common Stock by (i) the only persons known to the Company to be beneficial owners of 5% or more of the outstanding Common Stock, (ii) each director, (iii) each executive officer, and (iv) all executive officers and directors as a group. Included in share ownership are shares that may be acquired upon the exercise of options that are currently exercisable or become exercisable on or before April 30, 2006 (“Exercisable Options”). All persons have sole voting and investment power except as otherwise indicated.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Common Stock
FMR Corp. 82 Devonshire Street Boston, MA 02109	25,552,004	(a)	14.9%
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	16,210,000	(b)	9.5%
Primecap Management Company 225 South Lake Avenue Pasadena, CA 91101	10,586,476	(c)	6.2%
Andrew S. Berwick, Jr.	722,324	(d)	0.4%
Frederick P. Furth	4,758,400	(e)	2.8%
Edward W. Gibbons	827,445	(f)	0.5%
Harold M. Messmer, Jr.	6,098,964	(g)	3.5%
Thomas J. Ryan	295,136	(h)	0.2%
J. Stephen Schaub	2,888,969	(i)	1.7%
M. Keith Waddell	3,308,689	(j)	1.9%
Paul F. Gentzkow	2,366,502	(k)	1.4%
Robert W. Glass	762,845	(l)	0.4%
Steven Karel	567,159	(m)	0.3%
Michael C. Buckley	174,530	(n)	0.1%
All executive officers and directors as a group (11 persons)	22,770,963		12.5%

(a)	Information is as of December 31, 2005, the latest date for which information is available to the Company. According to a Schedule 13G filed by FMR Corp., 25,292,004 shares are held indirectly by FMR Corp. and Edward C. Johnson 3d (Chairman and a significant stockholder of FMR Corp.) and members of Mr. Johnson’s family (director and a significant stockholder of FMR Corp.) and directly by various entities controlled by FMR Corp., including Fidelity Management & Research Company and Fidelity Management Trust Company, all of which own such shares in their capacities as investment advisers, investment companies or investment managers. Fidelity International Limited, of which Edward C. Johnson 3d and members of his family are indirect significant stockholders, owns 260,000 shares directly or through various controlled entities, all of which own such shares in their capacities as investment advisors or investment managers. According to the Schedule 13G, sole dispositive power is held with respect to all shares.

(b)	Information is as of December 31, 2005, the latest date for which information is available to the Company. According to a Schedule 13G filed by Capital Research and Management Company, which identified itself as an investment advisor in the Schedule 13G, sole dispositive power is held with respect to all of such shares and sole voting power is held with respect to 8,600,000 of such shares.

(c)	Information is as of December 31, 2005, the latest date for which information is available to the Company. According to Primecap Management Company, which identified itself as an investment advisor in a Schedule 13G, includes shares held by Vanguard Chester Funds which, according to a Schedule 13G filed by such fund, held 8,725,000 shares as of December 31, 2005, in its capacity as an investment company, with sole voting power over all of such shares.

(d)	Includes 177,000 shares that may be acquired upon the exercise of Exercisable Options.

(e)	Includes 2,732,600 shares as to which Mr. Furth has voting power but not dispositive power, 239,800 shares owned by the Furth Family Foundation, a charitable foundation of which Mr. Furth is a director, as to which shares Mr. Furth has shared voting and dispositive powers, and 177,000 shares that may be acquired upon the exercise of Exercisable Options. Also includes 9,000 shares owned by Mr. Furth’s wife, as to which shares he has sole voting and dispositive power.

(f)	Includes 650,445 shares as to which Mr. Gibbons has voting power but not dispositive power and 177,000 shares that may be acquired upon the exercise of Exercisable Options.

(g)	Includes 4,509,095 shares that may be acquired upon the exercise of Exercisable Options, 591,634 shares acquired pursuant to Company benefit plans, as to which shares Mr. Messmer has sole voting power but as to which disposition is restricted pursuant to the terms of such plans, 887,827 shares as to which Mr. Messmer shares voting and dispositive power with his wife, and 102,800 shares held by 4M Partners, L.P., of which partnership Mr. Messmer and his wife are indirect sole general partners.

(h)	Includes 177,000 shares that may be acquired upon the exercise of Exercisable Options. Also includes 8,500 shares held by the Ryan Family Foundation, as to which shares Mr. Ryan shares voting and dispositive power but in which he has no pecuniary interest.

(i)	Includes 153,000 shares that may be acquired upon the exercise of Exercisable Options, 40,000 shares as to which Mr. Schaub shares voting and dispositive power with his wife, 100,000 shares held by the Sunrise Investment Partners II, LP, of which Mr. Schaub is general partner and a limited partner, 38,000 shares held by The Schaub Foundation, as to which shares Mr. Schaub shares voting and dispositive power but in which he has no pecuniary interest and 1,704 shares owned by Mr. Schaub’s wife.

(j)	Includes 2,096,280 shares that may be acquired upon the exercise of Exercisable Options, 337,569 shares acquired pursuant to Company benefit plans, as to which shares Mr. Waddell has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 874,840 shares as to which Mr. Waddell shares voting and dispositive power with his wife.

(k)	Includes 1,813,520 shares that may be acquired upon the exercise of Exercisable Options, 255,600 shares that were acquired pursuant to company benefit plans, as to which shares Mr. Gentzkow has sole voting power but as to which disposition is restricted pursuant to the terms of such plans, and 297,382 shares as to which Mr. Gentzkow shares voting and dispositive power with his wife.

(l)	Includes 379,567 shares that may be acquired upon the exercise of Exercisable Options, 75,747 shares acquired pursuant to Company benefit plans, as to which shares Mr. Glass has sole voting power but as to which disposition is restricted pursuant to the terms of such plans, 302,551 shares as to which Mr. Glass shares voting and dispositive power with his wife and 1,500 shares held by Mr. Glass’s minor children.

(m)	Includes 295,740 shares that may be acquired upon the exercise of Exercisable Options and 72,747 shares acquired pursuant to Company benefit plans, as to which shares Mr. Karel has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(n)	Includes 104,402 shares that may be acquired upon the exercise of Exercisable Options, 51,125 shares acquired pursuant to Company benefit plans, as to which shares Mr. Buckley has sole voting power but as to which shares disposition is restricted pursuant to the terms of such plans and 19,003 shares as to which Mr. Buckley shares voting and dispositive power with his wife.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables provide information as to compensation for services of the five executive officers of the Company who had the highest combination of salary and bonus with respect to 2005.

Summary Compensation Table

		Annual Compensation				Long Term Compensation
Restricted Stock Awards(a)
Name and Principal Positions	Year	Salary		Bonus		Number of Shares		Market Value on Grant Date(b)		Securities Underlying Stock Options	All Other Compensation(c)
Harold M. Messmer, Jr. Chairman and Chief Executive Officer	2005 2004 2003	$ $ $	525,000 525,000 525,000	$ $ $	4,798,406 3,087,856 1,513,994	200,000 262,523 262,523	(d)	$ $ $	7,466,000 6,972,611 5,998,651	0 shares 100,000 shares 249,433 shares	$ $ $	437,329 365,127 72,807

M. Keith Waddell Vice Chairman, President and Chief	2005 2004 2003	$ $ $	265,000 265,000 265,000	$ $ $	2,376,738 1,502,600 742,600	135,000 138,745 138,745	(d)	$ $ $	5,039,550 3,685,067 3,170,323	0 shares 100,000 shares 131,086 shares	$ $ $	395,871 268,130 151,383
Financial Officer

Paul F. Gentzkow President and Chief Operating Officer- Staffing Services	2005 2004 2003	$ $ $	265,000 265,000 265,000	$ $ $	2,136,724 1,350,000 666,000	95,000 110,000 110,000	(d)	$ $ $	3,546,350 2,921,600 2,513,500	0 shares 85,000 shares 110,550 shares	$ $ $	360,259 244,818 140,136

Robert W. Glass Executive Vice President	2005 2004 2003	$ $ $	205,000 205,000 205,000	$ $ $	674,672 427,000 187,000	30,000 31,333 31,333	(d)	$ $ $	1,119,900 832,204 715,959	0 shares 18,000 shares 22,110 shares	$ $ $	131,651 95,964 58,757

Michael C. Buckley (e) Vice President-Finance and Treasurer	2005 2004	$ $	205,000 205,000	$ $	466,914 295,000	22,500 27,500	(d)	$ $	839,925 737,600	0 shares 40,000 shares	$ $	100,787 75,000

(a)	At December 31, 2005, Messrs. Messmer, Waddell, Gentzkow, Glass and Buckley held an aggregate of 826,695, 454,584, 348,373, 102,173 and 65,000 shares of restricted stock, respectively, having a market value, on that date of $31,323,474, $17,224,188, $13,199,853, $3,871,335 and $2,462,850, respectively. All restricted stock awards vest automatically upon the occurrence of a Change in Control. The executive officers have the right to receive any dividends paid on restricted shares.

(b)	Determined by multiplying the number of shares granted by the fair market value of the Company’s Common Stock on the date of grant, without giving effect to the diminution of value attributable to vesting restrictions.

(c)	Mr. Messmer’s amount in this column for 2005 includes $12,627 with respect to life insurance. The remaining amount in this column for Mr. Messmer and the entire amount for each other executive officer for 2005 are attributable to allocations in the Company’s records pursuant to defined contribution plans that pay the benefits allocated thereunder only upon the executive officer’s retirement, death or termination of employment.

(d)	These grants vest at the rate of 25% per year over the first four years following the grant and are also subject to a performance condition. These grants also vest in full upon death, termination due to total and permanent disability or a change in control.

(e)	Mr. Buckley was first elected an executive officer in 2004.

Aggregated Option Exercises In Last Fiscal Year

And Fiscal Year-End Option Values

	Shares Acquired on Exercise		Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
Name				Exercisable	Unexercisable	Exercisable	Unexercisable
Harold M. Messmer, Jr.	1,389,775	(a)	$37,450,793	5,231,264	342,570	$112,193,186	$5,716,836
M. Keith Waddell	301,358	(a)	$9,196,247	2,690,828	206,086	$58,987,169	$3,207,987
Paul F. Gentzkow	195,516	(a)	$4,694,437	2,038,482	174,300	$43,528,086	$2,711,082
Robert W. Glass	75,709	(a)	$2,303,658	379,567	35,610	$7,953,342	$550,714
Michael C. Buckley	8,500	(a)	$225,895	104,016	31,973	$1,887,518	$422,985

(a)	All such options were granted at 100% of fair market value on the date of grant, were due to expire on the tenth anniversary of the grant date and were approaching their expiration dates.

Harold M. Messmer, Jr., Chairman of the Board and Chief Executive Officer, has an employment agreement with the Company terminating December 31, 2009. Under the terms of the employment agreement, Mr. Messmer will receive a base annual salary of not less than $525,000 and will receive certain other benefits, including life insurance and tax planning. In the event the employment of Mr. Messmer is terminated involuntarily other than for cause, or voluntarily within one year following a change in control of the Company, he is entitled to receive severance compensation. The amount of such severance compensation shall be, at Mr. Messmer’s election, either (i) an annual payment, through the stated expiration date of his agreement, equal to the sum of his base salary, at the rate in effect on the date of termination, and an amount equal to his bonus for the calendar year prior to termination, or (ii) the present value of such payments. If Mr. Messmer’s employment is terminated by reason of death or disability, he or his estate will receive only 75% of his base salary through the termination date of the agreement and will not receive any amount in lieu of bonus. If Mr. Messmer’s employment terminates other than for cause, he and his wife will each continue thereafter to participate in the Company’s healthcare plan for its employees, at Company expense, until his or her death. The employment agreement provides for automatic renewal for an additional year on each December 31.

Severance agreements have been entered into with Messrs. Messmer, Waddell, Gentzkow, Glass and Karel. Each severance agreement provides that the employee will be paid 24 months base salary (36 months if the employee has served as a director) if his employment is terminated without cause, as defined in the agreement. The terminated employee will also receive a pro rata share of any bonus he would otherwise have received pursuant to any bonus plan if his employment had not been terminated, such amount to be paid when bonuses are generally paid pursuant to the plan. However, if the termination occurs within one year following a change in control of the Company (as defined in the agreements), then in lieu of the foregoing bonus payment the employee will receive monthly payments equal to 1/12 of the prior year’s bonus for 24 months (36 months if the employee has served as a director). Notwithstanding the foregoing, no individual shall receive salary and bonus payments under both this agreement and any other agreement. Instead, only the greater of such benefits provided by either agreement shall be paid. On the termination date, any unvested stock or options would become fully vested, as would any amounts accrued for the employee’s benefit under the Deferred Compensation Plan or Senior Executive Retirement Plans (defined contribution plans that pay benefits only upon retirement, death or other termination of employment). In addition, if the employee has served as a director, the foregoing benefits will be provided in the event of any voluntary termination within one year following a change in control.

The Company has entered into Agreements with each of Messrs. Messmer, Waddell, Gentzkow, Glass and Karel. Each Agreement provides that the employee will be retained as a part-time employee for a four year period following retirement. The individual will provide advice and counsel as requested during the part-time employment period and will be prohibited from competing with the Company during that period. In return, the individual will receive annual compensation during the part-time employment equal to 8% of the total cash base salary and bonus paid during the last complete calendar year prior to retirement, and stock option and restricted stock awards made prior to retirement will remain outstanding. For purposes of the Agreements, retirement is defined to be any termination by the employee of his employment subsequent to the later of age 55 or 20 years of service.

The Company had in effect a key executive retirement plan, which, except as described in this paragraph, was terminated in 1987. The only current employee participating in the plan is Mr. Messmer, who participates pursuant to a separate retirement agreement. Under Mr. Messmer’s retirement agreement, as amended, if Mr. Messmer’s employment is terminated (whether voluntarily or involuntarily) for any reason, he is to receive monthly benefits commencing in the month following the date of his employment termination. Monthly benefit payments are a specified percentage, depending upon his age at retirement, (the “Retirement Percentage”) of the sum of $2,500 plus 1/12 of Mr. Messmer’s combination of Salary and Bonus (as such terms are defined in his retirement agreement) paid to Mr. Messmer with respect to the year 2000, which was approximately $3.6 million. The Retirement Percentage (which was established at its current levels on the recommendation of an outside compensation consulting firm) is 30% if Mr. Messmer retires at age 50, and increases by 0.25% for each month Mr. Messmer delays his retirement beyond age 50, to a maximum of 66% if Mr. Messmer retires at age 62. Notwithstanding the foregoing, the Retirement Percentage is 66% if a Change in Control (as defined in his retirement agreement) occurs prior to Mr. Messmer’s retirement. For the first 15 years after his termination of employment, Mr. Messmer or his beneficiary will also receive a supplemental monthly benefit that varies depending upon his retirement age, which benefit will be $6,241 per month if he retires at age 50, and increases by 8%, compounded annually, for each year he delays his retirement beyond age 50 through, but not beyond, age 62. If Mr. Messmer were to retire at age 62 or later, his estimated initial annual benefit (including the supplemental benefit) would be approximately $2.6 million. If Mr. Messmer had retired as of December 31, 2005, his retirement benefit would have been $2.3 million. The retirement agreement also provides that if Mr. Messmer dies before his employment is otherwise terminated or after his employment terminates but before receiving 180 monthly retirement payments, such payments are to be made to his designated beneficiary beginning the month following his death until an aggregate of 180 monthly retirement payments have been made. If his designated beneficiary is his wife, after the payment for the 180th month has been made, she will continue to receive monthly payments until her death of half the amount he would have received. All benefits other than the supplemental benefit are subject to annual cost of living increases. Pursuant to the retirement agreement, the Company has funded an irrevocable grantor trust to provide for its obligations under the retirement agreement. As of December 31, 2005, the balance in the grantor trust account was $23.7 million. Upon Mr. Messmer’s termination of employment, the Company will deliver to him (or his beneficiary) an annuity or, at his request, a lump sum cash payment, and annually thereafter the Company will pay him any additional post-retirement CPI increases. Mr. Messmer also has the option to have the Company pay all or a portion of his retirement benefit as either a monthly annuity or in equal installments over a fixed number of years. If Mr. Messmer selects the Company payment option, he has the right to commute the remaining monthly payments into a cash lump sum by incurring a penalty.

The Company has adopted an Excise Tax Restoration Agreement covering the current directors and Messrs. Gentzkow, Glass and Karel. If any such individual becomes subject to such a tax in connection with a change of control, he will receive a cash payment equal to the sum of the excise tax due, in addition to an amount necessary to restore him to the same after-tax position as if no excise tax had been imposed.

COMPENSATION OF DIRECTORS

Cash fees for outside directors are as follows: (1) an annual fee of $40,000 for service on the Board, (2) a fee of $1,500 for each Board meeting attended, (3) a $3,000 annual fee for service on each of, as applicable, the Audit Committee, the Compensation Committee, and/or the Nominating and Governance Committee, (4) an additional annual fee of $10,000 for serving as Chairman of the Audit Committee and (5) an additional annual fee of $5,000 for serving as Chairman of the Compensation Committee or the Nominating and Governance Committee. In accordance with the foregoing arrangements, the total cash fees paid to Messrs. Berwick, Furth, Gibbons, Ryan and Schaub for 2005 were $65,000, $55,500, $57,000, $46,000 and $52,000, respectively. All directors also receive reimbursement for travel and other expenses directly related to activities as directors.

On May 3, 2005, each of the outside directors (Messrs. Berwick, Furth, Gibbons, Ryan and Schaub) was granted an option for 12,000 shares of Company Common Stock under the Stock Incentive Plan. The exercise price of each such option is $25.34 per share, which is the fair market value of the stock on the date of grant. Each such option has a term of ten years and vests as to 25% thereof on each of May 31, 2006, May 31, 2007, May 31, 2008 and May 31, 2009, and vest automatically and immediately upon the holder’s death, the holder’s total and permanent disability or the occurance of a change in control. In addition, each such option vests if the holder retires after the later of age 62 and seven years of service. All current outside directors meet such requirement.

AUDIT COMMITTEE

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate by reference this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following information under the captions “Audit Committee Information” and “Audit Committee Report” shall not be deemed to be incorporated by reference into any such filings.

Audit Committee Information

The Company’s Board of Directors has adopted a charter for the Audit Committee. The charter was attached as an appendix to the Proxy Statement for the 2004 Annual Meeting of Stockholders and is available at www.rhi.com in the “Corporate Governance” section under the “Investor Relations” tab. The Board of Directors has determined that all of the members of the Audit Committee are independent as defined in the New York Stock Exchange’s listing standards.

Audit Committee Report

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2005, contained in the Company’s Annual Report on Form 10-K (the “2005 Financial Statements”) with the Company’s management. The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent auditors, the matters required to be discussed by SAS 61, as may be modified or supplemented. The Audit Committee has also received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed PwC’s independence with them. Based on the foregoing review and discussions, the Audit Committee has recommended to the Company’s Board of Directors that the 2005 Financial Statements be included in the Company’s Annual Report on Form 10-K.

Andrew S. Berwick, Jr.	Edward W. Gibbons	J. Stephen Schaub

COMPARATIVE PERFORMANCE GRAPH

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate by reference this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following Performance Graph shall not be deemed to be incorporated by reference into any such filings.

The following graph compares, through December 31, 2005, the cumulative total return of the Company’s Common Stock, an index of certain publicly traded employment services companies, and the S&P 500. The graph assumes the investment of $100 at the end of 2000 and reinvestment of all dividends. The information presented in the graph was obtained by the Company from outside sources it considers to be reliable but has not been independently verified by the Company.

(a)	This index represents the cumulative total return of the Company and the following corporations providing temporary or permanent employment services: CDI Corp., Kelly Services, Inc., Manpower Inc. and Spherion Corp.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate by reference this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

The Compensation Committee believes that setting compensation at levels designed to attract and retain key individuals is critical to the success of a personnel services business in which there are few tangible assets and in which people represent the true “assets” of the Company. The Committee is also mindful of the fact that the Company’s industry is fractured with a myriad of private firms owned by entrepreneurial individuals representing the Company’s most effective competition in many markets. Successful competitors generate large financial rewards to the owners as the Company knows from its acquisitions of such firms over the years. It is imperative that the Company’s compensation program provide significant cash and equity incentives to its key managers so as to compete with both public and private companies for this talent and the Committee believes the Company’s compensation program achieves this result. The principal components of compensation are annual base salaries, bonuses and equity awards. Generally, annual bonus awards are based upon earnings per share, and each executive’s bonus is increased or decreased, according to a formula, in relation to how the actual earnings per share compares with the target earnings per share for the year set by the Committee. The Committee believes in placing emphasis on restricted stock because it aligns the interest of the officers with those of the stockholders, and makes a significant portion of executive compensation contingent upon long-term positive share price performance. In addition, restricted stock awards are subject to a performance condition that makes all or a portion of the award subject to forfeiture depending upon earnings per share. (For example, in 2002 and 2003, each executive officer forfeited approximately 47% and 16% of his 2001 and 2002 restricted stock awards, respectively, because earnings per share failed to reach specified targets.)

In establishing compensation levels for the Chief Executive Officer, the Compensation Committee considered the factors described above. In addition, the Committee also considered several subjective factors related to the Company’s business. These included, among other things, the Company’s strong cash position and its continued generation of strong cash flow, the Company’s performance relative to both its public and private competitors, the Chief Executive Officer’s ability to develop and maintain significant business relationships for the Company and the complexity of managing an international service business.

For 2005, the Chief Executive Officer’s base salary remained at $525,000, unchanged since 1998. The Chief Executive Officer had a target bonus amount of $4,050,000 for 2005, and, based upon the Company having exceeded the 2005 earnings per share goal set by the Compensation Committee, he received a cash bonus of approximately $4,748,000 under the Company’s Annual Performance Bonus Plan, which qualifies under Section 162(m) of the Internal Revenue Code. Based upon the level of equity awards in prior years (which had included both restricted stock and stock options), the factors described in the preceding paragraph and the Company’s performance, as described below, the Compensation Committee awarded the Chief Executive Officer 200,000 shares of restricted stock and no options. These restricted shares are subject to satisfaction of an earnings per share performance condition and, subject to the performance condition, vest at the rate of 25% per year over the four years following grant.

The Committee also notes the following items:

1.	The Company experienced its most successful year ever in 2005. Revenues for 2005 were a record $3.3 billion, an increase of 24% over 2004.

2.	Earnings per share for 2005 were a record $1.36, as compared with $.79 for 2004.

3.	The Company continued to generate strong cash flow from operations and ended the year with $458 million in cash and cash equivalents.

4.	For the 10 years ended December 31, 2005, the Company ranked in the top 15.5% of all NYSE firms trading during this period based on total return. The Company was also in the top 18.9% of the S&P 500 based on total return over this period.

5.	Protiviti, the Company’s internal audit and risk consulting unit launched in May 2002, continued to broaden its revenue base in 2005 and finished the year with revenues of $479 million, an increase of 36% over 2004.

In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to the Company and to the executives. However, tax consequences, including but not limited to tax deductibility by the Company, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the control of either the Compensation Committee or the Company. In addition, the Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs. For all of the foregoing reasons, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. The Compensation Committee will, of course, consider alternative forms of compensation, consistent with its compensation goals, that preserve deductibility.

Andrew S. Berwick, Jr.	Frederick P. Furth	Thomas J. Ryan

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected PricewaterhouseCoopers LLP, independent public accountants, to audit the books, records and accounts of the Company for 2006, subject to ratification by stockholders. PricewaterhouseCoopers LLP has acted as auditors of the Company since July 2002. Representatives of that firm will be present at the Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to questions.

PricewaterhouseCoopers’ charges for 2004 and 2005 were as follows:

	2004	2005
Audit Fees	$1,458,150	$1,533,638
Audit-Related Fees	$13,080	$80,760
Tax Fees	$0	$0
All Other Fees	$0	$0

The Audit-Related Fees were incurred in connection with audits of the Company’s pension and benefit plans. Rule 2-01(c)(7)(i)(C) of Securities and Exchange Commission Regulation S-X (relating to waivers with respect to the requirement that fees be pre-approved) was not applicable to any of the services for 2004 or 2005 described in the above table.

Audit Committee Policy Regarding Pre-Approval of Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Meeting and entitled to vote is required for ratification of the appointment of PricewaterhouseCoopers LLP as auditors for 2006.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS AUDITORS. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

STOCKHOLDER PROPOSAL

The company expects the following proposal to be presented for consideration at the Meeting by the Office of the Comptroller, City of New York, as custodian and trustee of the New York City Employees’ Retirement

System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund and the New York City Fire Department Pension, and custodian of the New York City Board of Education Retirement System, which together held an aggregate of 501,061 shares of our common stock, as of November 14, 2005. The Officer of the Comptroller’ address is: The City of New York, Office of the Comptroller, Bureau of Asset Management, 1 Centre Street, Room 736, New York, New York, 10007-2341.

Stockholder’s Supporting Statement—Sexual Orientation Non-Discrimination Policy

Submitted by William C. Thompson, Jr., Comptroller, City of New York on behalf of the Boards of Trustees of the New York City Pension Funds listed above.

Sexual Orientation/Equality Principles

WHEREAS, corporations with non-discrimination policies relating to sexual orientation have a competitive advantage to recruit and retain employees from the widest talent pool;

Employment discrimination on the basis of sexual orientation diminishes employee morale and productivity;

The company has an interest in preventing discrimination and resolving complaints internally so as to avoid costly litigation and damage [sic] its reputation as an equal opportunity employer;

Minneapolis, Seattle, Los Angeles, and San Francisco have adopted legislation restricting business with companies that do not guaranteed [sic] equal treatment for lesbian and gay employees and similar legislation is pending in other jurisdictions;

The company has operations in and makes sales to institutions in states and cities which prohibit discrimination on the basis of sexual orientation;

A recent National Gay and Lesbian Taskforce study has found that 16%-44% of gay men and lesbians in twenty cities nationwide experienced workplace harassment or discrimination based on their sexual orientation;

National public opinion polls consistently find more than three-quarters of the American people support equal rights in the workplace for gay men, lesbians, and bisexuals;

A number of Fortune 500 corporations have implemented non-discrimination policies encompassing the following principles:

1)	Discrimination based on sexual orientation and gender identity will be prohibited in the company’s employment policy statement.
2)	The company’s non-discrimination policy will be distributed to all employees.
3)	There will be no discrimination based on any employee’s actual or perceived health condition, status, or disability.
4)	There will be no discrimination in the allocation of employee benefits on the basis of sexual orientation or gender identity.
5)	Sexual orientation and gender identity issues will be included in corporate employee diversity and sensitivity programs.
6)	There will be no discrimination in the recognition of employee groups based on sexual orientation or gender identity.
7)	Corporate advertising policy will avoid the use of negative stereotypes based on sexual orientation or gender identity.
8)	There will be no discrimination in corporate advertising and marketing policy based on sexual orientation or gender identity.

9)	There will be no discrimination in the sale of goods and services based on sexual orientation or gender identity; and
10)	There will be no policy barring on [sic] corporate charitable contributions to groups and organizations based on sexual orientation.

RESOLVED: The Shareholders request that management implement equal employment opportunity policies based on the aforementioned principles prohibiting discrimination based on sexual orientation and gender identity.

STATEMENT: By implementing policies prohibiting discrimination based on sexual orientation and gender identity, the Company will ensure a respectful and supportive atmosphere for all employees and enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

The Company’s Response

As stated in the Company’s Code of Business Conduct and Ethics: “We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind.” Our employee handbook states: “Hiring, promotion, transfer, compensation, benefits, discipline, termination and all other employment decisions are made without regard to race, color, religion, sex, sexual orientation, age, disability, national origin, veteran status or any other protected status.” Each new employee is required to sign a non-discrimination pledge, and all employees must undergo annual discrimination and harassment training. We believe that our current policies adequately reflect our strong commitment to non-discrimination and that there is no need to adopt the proposal. Accordingly, the board of directors unanimously recommends that stockholders vote against the proposal.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Meeting and entitled to vote is required for approval of the proposal.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

STOCKHOLDER MATTERS

Proposal of Matters for Inclusion in Proxy Statement

In order to be included in the Company’s proxy statement and form of proxy for the 2007 Annual Meeting of Stockholders, a stockholder proposal must, in addition to satisfying the other requirements of the Securities and Exchange Commission’s rules and regulations, be received at the principal executive offices of the Company not later than November 24, 2006.

Submission to Nominating and Governance Committee of Suggested Nominees for Director

The Nominating and Governance Committee will consider director candidates recommended by stockholders. A stockholder wishing to submit a candidate to the Nominating and Governance Committee for consideration as nominee for director shall submit the information set forth below to Robert Half International Inc., 2884 Sand Hill Road, Menlo Park, CA 94025, Attn: Corporate Secretary—Director Candidate. The Corporate Secretary will forward the information to the Nominating and Governance Committee. The information to be included in any such submission is: (a) a statement from the nominee consenting to be named in the proxy and proxy card if selected and to serve on the board if elected, (b) whether the candidate qualifies as “independent” under the listing standards of the New York Stock Exchange, (c) the nominee’s biographical data (including other boards on which the nominee serves), business experience and involvement in any legal proceedings, including any involving the Company, (d) transactions and relationships between the nominee and the recommending stockholder, on the one hand, and the Company or management, on the other hand, (e) the stock trading history and current ownership information of the recommending stockholder and the nominee, including the name and address of the recommending stockholder and the nominee as they appear on the Company’s stock ledger, (f) any material proceedings to which the nominee or his associates is a party that are adverse to the Company, (g) information regarding whether the recommending stockholder or nominee (or their affiliates) have any plans or proposals for the Company; and (h) whether the recommending stockholder and nominee seek to use the nomination to redress personal claims or grievances against the Company or others or to further personal interests or special interests not shared by stockholders at large. In evaluating individuals for nomination as director, the Nominating and Governance Committee shall select individuals who (a) have skills and experience that can be of assistance to management in operating the Company’s business, (b) demonstrate integrity, accountability and judgment and (c) can be expected to add to the total mix of individuals on the Board of Directors so as to give the Company a Board that is effective, collegial, diverse and responsive to the needs of the Company.

Presentation of Business at Annual Meeting of Stockholders

Any stockholder proposal, including the nomination of an individual for election to the Board of Directors, not intended for inclusion in the Company’s proxy statement and form of proxy must, in addition to satisfying the other requirements of the Company’s By-laws, be received at the principal executive offices of the Company between February 1, 2007 and March 5, 2007, inclusive, in order to be presented at the 2007 Annual Meeting. The following information is required to be included with the submission of any such proposal or nomination: (a) for any nominee for director, all information relating to the candidate as is required to be disclosed in a proxy statement pursuant to the rules of the Securities and Exchange Commission (including such candidate’s written consent), (b) as to any other proposal, a brief description of (i) the proposal, (ii) the reasons for raising the proposal at the meeting and (iii) any material interest the stockholder has in the proposal, and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

Stockholder Communications with Directors

Stockholders or other interested persons who wish to communicate with any director, with the non-management directors as a group, or the entire Board may do so by addressing communications to such person or persons c/o Robert Half International Inc., 2884 Sand Hill Road, Menlo Park, CA 94025, Attn: Corporate Secretary—Director Communication. The Corporate Secretary or his delegee will forward such communication to the addressee unless he determines that the communication is not suitable for delivery. Examples of communications that would not be suitable for delivery include, but are not limited to, (a) advertisements or solicitations, (b) frivolous, obscene or offensive items, and (c) communications unrelated to the business, affairs or governance of the Company.

Required Officer Ownership

The Board of Directors has adopted a policy regarding minimum required share ownership by the Company’s executive officers. Details regarding such policy are available at the Company’s website, which is www.rhi.com. Pursuant to such policy, the minimum number of shares that Messrs. Messmer, Waddell, Gentzkow, Glass, Karel and Buckley are required to own are 184,643, 93,201, 93,201, 72,099, 72,099 and 56,578, respectively.

Available Information

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and charters for its Audit Committee, Compensation Committee and Nominating and Governance Committee are available on its website, which is www.rhi.com in the “Corporate Governance” section under the “Investor Relations” tab. Each of these documents is also available in print to any stockholder who makes a request to Robert Half International Inc., 2884 Sand Hill Road, Menlo Park, CA 94025, Attn: Corporate Secretary.

OTHER MATTERS

The proxy authorizes the holders to vote, in their discretion, upon any other business that comes before the Meeting and any adjournment of the Meeting. The Board knows of no other matters which will be presented to the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

STEVEN KAREL
Secretary

Menlo Park, California

March 24, 2006

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING FORM IN THE ENCLOSED, POST-PAID ENVELOPE. ALTERNATIVELY, YOU MAY, IF YOU WISH, VOTE VIA THE INTERNET OR VIA TOLL-FREE TELEPHONE CALL FROM A TOUCH-TONE TELEPHONE IN THE U.S. BY FOLLOWING THE DIRECTIONS ON THE ENCLOSED FORM.

ROBERT HALF INTERNATIONAL INC.

2884 Sand Hill Road Menlo Park, CA 94025

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Harold M. Messmer, Jr. and Andrew S. Berwick, Jr. as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Robert Half International Inc. held of record by the undersigned on March 10, 2006 at the annual meeting of stockholders to be held on May 2, 2006 or any adjournment thereof.

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all nominees named in Proposal 1, FOR Proposal 2 and AGAINST Proposal 3.

1. Election of Directors: nominees listed

FOR the nominees listed below (except as marked to the contrary below)

WITHHOLD AUTHORITY to vote for all nominees listed below

2. Ratification of Appointment of Auditor.

FOR

AGAINST

ABSTAIN

3. Stockholder Proposal Regarding Sexual Orientation and Gender Identity.

FOR

AGAINST

ABSTAIN

01 Andrew S. Berwick, Jr.

02 Frederick P. Furth

03 Edward W. Gibbons

04 Harold M. Messmer, Jr.

05 Thomas J. Ryan

06 J. Stephen Schaub

07 M. Keith Waddell

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write nominee’s name on the space provided below.)

PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD

PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature Signature Date 2006

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. if a corporation, please sign in full corporation name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/rhi

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.